Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

DURECT Corporation (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our Amended and Restated Certificate of Incorporation, as amended (“Restated Certificate of Incorporation”) and Certificate of Designation, as amended, thereto and our Amended and Restated Bylaws (“Restated Bylaws”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Restated Certificate of Incorporation, as amended, and our Restated Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Restated Certificate of Incorporation, our Restated Bylaws and the applicable provisions of the Delaware General Corporation Law for more information.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Shares

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 150,000 shares have been designated as Series A Participating Preferred Stock (“Series A Preferred Stock”). As of December 31, 2023, there were 150,000 shares of Series A Preferred Stock authorized and unissued, and there were no shares of Series A Preferred Stock outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock will receive common stock, or rights to acquire common stock, as the case may be.

Voting Rights

Holders of our common stock are entitled to one vote per share. We have not provided for cumulative voting for the election of directors in our Restated Certificate of Incorporation, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Our common stock is neither entitled to preemptive rights nor is it subject to redemption.

Conversion

Our common stock is not convertible into any other shares of our capital stock.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Impact of Preferred Stock

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Our Restated Certificate of Incorporation specifies the following rights, preferences, and privileges for our Series A preferred stockholders:

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Dividend Rights. Holders of shares of our Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year.
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Voting Rights. Each share of Series A Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. Except as provided in our Restated Certificate of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holder of common stock shall vote together as one class on all matters submitted to a vote of stockholders.
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Right to Receive Liquidation Distributions. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000 per share, provided that in the event the Company does not have sufficient assets, after payment of its liabilities and distribution to holders of preferred stock ranking prior to the Series A Preferred Stock, available to permit payment in full of the $1,000 per share amount, the amount required to be paid under Section 6(A)(1) of our Restated Certificate of Incorporation shall, subject to Section 6(B) thereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Preferred Stock or (2) subject to the provisions for adjustment set forth therein, 1,000 times the aggregate per share amount to be distributed to the holders of common stock (the greater of (1) or (2), the “Series A Liquidation Preference”). In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are fully paid and non-assessable.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “DRRX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

In February 2023, the Company issued common warrants to purchase an aggregate of 2,000,000 shares of common stock (the “February 2023 Common Warrants”) in a registered direct offering. In July 2023, the Company issued common warrants to purchase an aggregate of 2,991,027 shares of common stock (“July 2023 Common Warrants”) in a registered direct offering.

February 2023 Common Warrants

General Terms of the February 2023 Common Warrants

As of December 31, 2023, holders of our February 2023 Common Warrants have the right to purchase up to an aggregate of 600,000 shares of our common stock at an exercise price of $0.52 per share. Each February 2023 Common Warrant is exercisable from the date of issuance and has a term of 5 years from the date of issuance.

Duration and Exercise Price

Each February 2023 Common Warrant had an initial exercise price per share equal to $5.00 and were exercisable as of December 31, 2023 at an exercise price of $0.52 per share. The February 2023 Common Warrants are exercisable and will expire on the 5th anniversary of their original issuance dates. The exercise price is subject to further adjustment in the event of certain dilutive issuances, stock dividends, stock splits, rights offerings or other distributions to holders of common stock, reorganizations or similar events affecting our common stock and the exercise price.

Anti-Dilution Protection

If we issue or sell, or are deemed pursuant to the terms of the February 2023 Common Warrants to have issued or sold, any shares of common stock (excluding certain issuances defined in the February 2023 Common Warrants as excluded securities) for a consideration per share less than a price equal to the exercise price in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such issuance, if lower, the exercise price then in effect shall be reduced to the price of the shares of common stock issued in the dilutive issuance.

Exercisability and Exercise Limitations

The February 2023 Common Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s February 2023 Common Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately prior to and immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of common stock after exercising the holder’s February 2023 Common Warrants up to 9.99% of the number of shares of common stock outstanding immediately prior to and immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the February 2023 Common Warrants. No fractional shares of common stock will be issued in connection with the exercise of a February 2023 Common Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its February 2023 Common Warrants, a registration statement registering the issuance of the shares of common stock underlying the February 2023 Common Warrants under the Securities Act is not then effective or available for the issuance or resale of the February 2023 Common Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the February 2023 Common Warrants.

In addition, a holder of a February 2023 Common Warrant may also effect an “alternative cashless exercise” on or prior to the six (6) month anniversary of the original issuance date. In such event, the aggregate number of shares of our common stock issuable in such alternative cashless exercise shall equal the product of (x) the aggregate number of shares of our common stock that would be issuable upon exercise of the February 2023 Common Warrant in accordance with the terms of such February 2023 Common Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 0.66.

Fundamental Transaction

In the event of any fundamental transaction, as described in the February 2023 Common Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of a February 2023 Common Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the February 2023 Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the February 2023 Common Warrants have the right to require us or a successor entity to redeem the February 2023 Common Warrants for cash in the amount of the Black-Scholes Value (as defined in each February 2023 Common Warrant) of the unexercised portion of the February 2023 Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction that is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the February 2023 Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the February 2023 Common Warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a February 2023 Common Warrant may be transferred at the option of the holder upon surrender of the February 2023 Common Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Exchange Listing

There is no trading market available for the February 2023 Common Warrants on any securities exchange or nationally recognized trading system. We do not plan on applying to list the February 2023 Common Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

No Rights as a Stockholder

Except as otherwise provided in the February 2023 Common Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a February 2023 Common Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights or the rights to receive dividends, until the holder exercises the February 2023 Common Warrant.

July 2023 Common Warrants

General Terms of the July 2023 Common Warrants

As of December 31, 2023, holders of our July 2023 Common Warrants have the right to purchase up to an aggregate of 2,991,027 shares of our common stock at an exercise price of $4.89 per share. Each July 2023 Common Warrant is exercisable from the date of issuance and has a term of 5 years from the date of issuance.

Duration and Exercise Price

Each July 2023 Common Warrant had an initial exercise price per share and were exercisable as of December 31, 2023 at an exercise price of $4.89 per share. The July 2023 Common Warrants are exercisable and will expire on the 5th anniversary of their original issuance dates. The exercise price is subject to adjustment in the event of certain dilutive issuances, stock dividends, stock splits, rights offerings or other distributions to holders of common stock, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability and Exercise Limitations

The July 2023 Common Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below) within the time period set forth in the July 2023 Common Warrants. A holder (together with its affiliates) may not exercise any portion of such holder’s July 2023 Common Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of common stock after exercising the holder’s July 2023 Common Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the July 2023 Common Warrants. No fractional shares of common stock will be issued in connection with the exercise of a July 2023 Common Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its July 2023 Common Warrants, a registration statement registering the issuance of the shares of common stock underlying the July 2023 Common Warrants under the Securities Act is not then effective or available for the resale of the July 2023 Common Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the July 2023 Common Warrants.

Fundamental Transaction

In the event of any fundamental transaction, as described in the July 2023 Common Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of a July 2023 Common Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the July 2023 Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the July 2023 Common Warrants have the right to require us or a successor entity to redeem the July 2023 Common Warrants for cash in the amount of the Black-Scholes Value (as defined in each July 2023 Common Warrant) of the unexercised portion of the July 2023 Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction that is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the July 2023 Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the July 2023 Common Warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a July 2023 Common Warrant may be transferred at the option of the holder upon surrender of the July 2023 Common Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Exchange Listing

There is no trading market available for the July 2023 Common Warrants on any securities exchange or nationally recognized trading system. We do not plan on applying to list the July 2023 Common Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

No Rights as a Stockholder

Except as otherwise provided in the July 2023 Common Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a July 2023 Common Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights or the rights to receive dividends, until the holder exercises the July 2023 Common Warrant.

ANTI-TAKEOVER PROVISIONS

The provisions of Delaware law and the provisions of our Restated Certificate of Incorporation and our Restated Bylaws may have the effect of delaying, deferring or preventing a change in our control.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Restated Certificate of Incorporation and Restated Bylaw Provisions. Our Restated Certificate of Incorporation and our Restated Bylaws include a number of other provisions that could deter hostile takeovers or delay or prevent a change in our control, including the following:

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
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Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult, or to discourage an attempt to obtain control of us by means of, a merger, tender offer, proxy contest or similar transaction.
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Staggered Board. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
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Changes to Charter Provisions. Any amendment, alteration, repeal, or adoption of any provision to our Restated Charter requires approval by holders of at least 66 2/3 percent of the voting power of the then outstanding shares of our voting stock entitled to vote generally in the election of directors, voting together as a single class.
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Removal of Directors Without Cause. Any director, or the entire Board of Directors, may be removed from office at any time without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of our voting stock, voting together as a single class.
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Changes to Bylaws Provisions. Except as otherwise provided in our Restated Bylaws, our Restated Bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

These provisions may deter a hostile takeover or delay a change in control or management of the Company.